Exhibit 23.4

Consent of Ernst & Young LLP

Independent Auditors

We consent to the incorporation by reference and use of our report dated September 5, 2007, with respect to the combined financial statements of Reactor Sites Management Company Limited for the years ended March 31, 2007 and 2006 in the Form S-8 Registration Statement of EnergySolutions, Inc. to be dated November 15, 2007.

/s/ Ernst & Young LLP

London, England

November 14, 2007